                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        North American Scientific, Inc.
                        -------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
                         -----------------------------
                         (Title of Class of Securities)


                                   65715D100
                                   ---------
                                 (CUSIP Number)


                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                            New York, New York 10006
                                 (212) 602-6700
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                   May 7, 1998
                                   -----------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tudor Investment Corporation
         TIN: 22-2514825
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [X]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 249,470
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                 10       SHARED DISPOSITIVE POWER
                          249,470
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           249,470
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           3.9%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Paul Tudor Jones, II
         TIN:
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 260,100
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           260,100
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           260,100
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           4.1%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Raptor Global Fund Ltd.
         TIN:  n/a
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 98,090
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           98,090
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           98,090
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           1.5%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Raptor Global Fund L.P.
         TIN: 13-3735415
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 34,470
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           34,470
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           34,470
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.5%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tudor Arbitrage Partners L.P.
         TIN:  13-3496979
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 10,630
     EACH         ----------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           10,630
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           10,630
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.2%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tudor Global Trading LLC
         TIN:  13-3862744
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 10,630
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           10,630
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           10,630
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.2%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 65715D100
--------------------
-----------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tudor BVI Futures, Ltd.
         TIN: n/a
-----------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [_]
                                                  (b)  [X]
-----------------------------------------------------------------
 3.      SEC USE ONLY

-----------------------------------------------------------------
 4.      SOURCE OF FUNDS
         OO
-----------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [_]
-----------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-----------------------------------------------------------------
                  7        SOLE VOTING POWER
  NUMBER OF                0
    SHARES        ------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 116,910
    EACH          ------------------------------------------
 REPORTING        9        SOLE DISPOSITIVE POWER
   PERSON                  0
    WITH          ------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           116,910
-----------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           116,910
-----------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                       [_]
-----------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           1.8%
-----------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

         This Amendment No. 1, dated May 12, 1998, to Statement on Schedule 13D, relates to the Common Stock, $0.01 par value per share ("Common Stock"), of North American Scientific, Inc., a Delaware corporation (the "Company"), and is filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), and Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI" and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP and TGT, the "Reporting Persons").* The summary of information on the schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.

         The Company's principal executive offices are located at 7435 Greenbush Avenue, North Hollywood, CA 91605.


Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

         Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock within the past sixty days.

         Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P. and Tudor BVI, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

         Based on information contained in the Company's Form 10QSB for the quarter ended January 31, 1998 that there were 6,400,802 shares of Common Stock issued and outstanding as of March 13, 1998 (adjusted for a 3 for 2 stock split subsequent to such date), each Reporting Person beneficially owns (or, with

-------------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of Raptor Ltd., Raptor L.P. and Tudor BVI has the power to remove TIC as its investment advisor or general partner and because TAP has the power to remove TGT as its general partner. Each of Raptor Ltd., Raptor L.P., TAP and Tudor BVI expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other such Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP and Tudor BVI and, in the case of Mr. Jones, TIC and TGT.

     Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule 13(d)(1)(i), of more than 5% of the Common Stock of the Company.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Statement on
Schedule 13D is true, complete and correct.

Dated:  May 12, 1998


                                            TUDOR INVESTMENT CORPORATION


                                            By:   \s\ Andrew S. Paul
                                                 --------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel




                                              \s\ Paul Tudor Jones, II
                                            ------------------------------
                                            Paul Tudor Jones, II



                                            THE RAPTOR GLOBAL FUND LTD.

                                            By: TUDOR INVESTMENT CORPORATION,
                                                   Trading Advisor


                                                By:   \s\ Andrew S. Paul
                                                     -------------------------
                                                Name:  Andrew S. Paul
                                                Title: Vice President &
                                                       General Counsel

                                            THE RAPTOR GLOBAL FUND L.P.

                                            By: TUDOR INVESTMENT CORPORATION,
                                                  General Partner


                                                By:   \s\ Andrew S. Paul
                                                     -------------------------
                                                Name:  Andrew S. Paul
                                                Title: Vice President &
                                                       General Counsel

                                            TUDOR ARBITRAGE PARTNERS L.P.

                                            By: TUDOR GLOBAL TRADING LLC,
                                                  General Partner


                                                By:   \s\ Andrew S. Paul
                                                     ------------------------
                                                Name:  Andrew S. Paul
                                                Title: Vice President &
                                                       General Counsel



                                            TUDOR GLOBAL TRADING LLC



                                            By:   \s\ Andrew S. Paul
                                                  ---------------------------
                                            Name:  Andrew S. Paul
                                            Title: Vice President &
                                                   General Counsel



                                            TUDOR BVI FUTURES, LTD.

                                            By: TUDOR INVESTMENT CORPORATION,
                                                  Trading Advisor



                                                By:   \s\ Andrew S. Paul
                                                     ------------------------
                                                Name:  Andrew S. Paul
                                                Title: Vice President &
                                                       General Counsel

                                                                    Schedule I

                                 TRANSACTIONS

     All shares of Common Stock were sold in connection with the Exchange.

Tudor BVI
---------

Date            Transaction       # Shares     $/Share
----            -----------       --------     -------

05/06/98        Sale              27,660       $29.5021
05/07/98        Sale              41,880       $29.1250

Total Common Stock beneficially owned as of the date of this Schedule 13D: 116,910

Raptor L.P.
-----------

Date            Transaction       # Shares     $/Share
----            -----------       --------     -------

05/06/98        Sale              11,070       $29.5021
05/07/98        Sale              22,410       $29.1250

Total Common Stock beneficially owned as of the date of this Schedule 13D: 34,470

TAP
---

Date            Transaction       # Shares     $/Share
----            -----------       --------     -------

05/06/98        Sale              5,410        $29.5021
05/07/98        Sale              6,910        $29.1250

Total Common Stock beneficially owned as of the date of this Schedule 13D: 10,630

Raptor Ltd.
-----------

Date            Transaction       # Shares     $/Share
----            -----------       --------     -------

05/06/98        Sale              25,760       $29.5021
05/07/98        Sale              63,800       $29.1250

Total Common Stock beneficially owned as of the date of this Schedule 13D: 98,090